EXHIBIT 99.1

February 5, 2003

Endocardial Solutions Names Patrick J. Wethington Vice President, North American Sales

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the promotion of Patrick J. Wethington to the position of Vice President, North American Sales, effective immediately.

Mr. Wethington began his career with Endocardial Solutions in 1996 as a director of marketing, responsible for product and market definition, and marketing programs and communications for the EnSite 3000® System.  Most recently, Mr. Wethington served in the capacity of Area Sales Director responsible for managing the Company’s northern and central sales territories.

“Pat has been influential in the initial design, positioning and subsequent commercialization of the EnSite 3000® System”, said Jim Bullock, President and Chief Executive Officer.  “Pat’s knowledge of our customers’ requirements is unparalleled in our organization.  We look forward to Pat’s continuing contributions in continuing to accelerate the clinical use of the EnSite System and drive the successful introduction of EnSite NavX™”, stated Bullock.

Mr. Wethington graduated from Clemson University in 1990 with a Bachelor of Arts degree in Economics and Political Science, and earned a Masters of Business Administration degree from the University of Minnesota in 1992.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions  (651) 523-6928  jbullock@endocardial.com

J. Robert Paulson, Chief Financial Officer  (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions  (651) 523-6959  bgutzke@endocardial.com